OREGON STEEL MILLS, INC.


                                                                 EXHIBIT 11.0

                         STATEMENT REGARDING COMPUTATION
                              OF PER SHARE EARNINGS
                  (IN THOUSANDS, EXCEPT PER SHARE DATA AMOUNTS)


                                                  Year ended December 31,
                                           -----------------------------------
                                             1996          1995         1994
                                           ---------   -----------   ---------

Weighted average number of common           22,735        19,418        19,375
  shares outstanding

Common stock equivalents arising
  from 598 shares of stock to be
  issued March 2003.                           598           598           598
                                           -------       -------       -------

                                            23,333        20,016        19,973
                                           =======       =======       =======

Net income (loss)                          $23,747       $12,434       $  (338)
                                           =======       =======       =======

Primary and fully diluted
  net income (loss) per common and
  common equivalent shares                   $1.02          $.62         $(.02)
                                             =====          ====         =====